                                                                      EXHIBIT 12

                          CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)

(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):


                                           YEAR ENDED DECEMBER 31
                               -----------------------------------------------------
                                 2000       1999       1998        1997       1996
                               --------   --------   ---------   --------   --------

Fixed charges                  $540,605   $502,933   $ 673,233   $633,845   $598,312
Preferred stock dividends        24,260     22,556      22,342     25,457     36,356
                               --------   --------   ---------   --------   --------
Combined fixed charges and
  preferred stock dividends    $564,865   $525,489   $ 695,575   $659,302   $634,668
                               ========   ========   =========   ========   ========
Fixed charges                  $540,605   $502,933   $ 673,233   $633,845   $598,312
Net income (loss)               (51,486)    57,909    (234,764)   159,926    127,228
                               --------   --------   ---------   --------   --------
                               $489,119   $560,842   $ 438,469   $793,771   $725,540
                               ========   ========   =========   ========   ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                0.87:1     1.07:1      0.63:1     1.20:1     1.14:1
                                 ======     ======      ======     =====-     ======




(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):


                                           YEAR ENDED DECEMBER 31
                               -----------------------------------------------------
                                 2000       1999       1998        1997       1996
                               --------   --------   ---------   --------   --------

Fixed charges                  $303,126   $232,852   $ 332,985   $352,348   $283,974
Preferred stock dividends        24,260     22,556      22,342     25,457     36,356
                               --------   --------   ---------   --------   --------
Combined fixed charges and
  preferred stock dividends    $327,386   $255,408   $ 355,327   $377,805   $320,330
                               ========   ========   =========   ========   ========

Fixed charges                  $303,126   $232,852   $ 332,985   $352,348   $283,974
Net income (loss)               (51,486)    57,909    (234,764)   159,926    127,228
                               --------   --------   ---------   --------   --------
                               $251,640   $290,761   $  98,221   $512,274   $411,202
                               ========   ========   =========   ========   ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                0.77:1     1.14:1      0.28:1     1.36:1     1.28:1
                                 ======     ======      ======     ======     ======